UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CIM HIGH YIELD SECURITIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIM High Yield Securities

Urges Shareholders to Vote for Liquidation

Announces Adjournment of Annual Meeting

(Boston, December 19, 2005) CIM High Yield Securities (the "Fund") today announced that it reconvened its annual meeting of shareholders of the Fund as scheduled on December 16, 2005 and then immediately again adjourned the meeting to permit the further solicitation of proxies on the proposal to liquidate and dissolve the Fund. The reconvened annual meeting of shareholders of the Fund will be held on January 20, 2006 at 11:00 a.m. at the offices of Bingham McCutchen LLP, 150 Federal Street, 25th Floor, Boston, Massachusetts.

The Fund reported that more than a majority of its shareholders had approved the proposal to liquidate the Fund. Approval of the liquidation requires the affirmative vote of two-thirds of the Fund's outstanding shares.

The Fund also reported that it expected that future dividend distributions would be negatively impacted as a result of the expenses associated with the solicitation of the proxies on the liquidation proposal. The Fund announced that it is sending a letter informing its shareholders of the urgent importance of their voting on the proposed liquidation. The text of the Fund's letter is set forth below. Those shareholders who have not voted on the proposal are encouraged to do so. Proxy solicitation is being directed by PFPC Inc. and additional proxy materials may be obtained by calling (877) 456-6399.

Dear Shareholder:

We previously sent you proxy materials for the Annual Meeting of Shareholders of CIM High Yield Securities that has been adjourned until January 20, 2006 at 11:00 a.m. At the meeting, shareholders will vote on a proposal to liquidate the Fund.

It is urgently important that we receive your vote. Failure to vote has the effect of voting against the proposal.

A preliminary report from our proxy solicitor indicates that, to date, proxies representing approximately 58% of the Fund's outstanding shares have been submitted in favor of the proposal to liquidate. For the proposal to pass, two-thirds of the Fund's outstanding shares must vote in favor.

Your Board of Trustees recommends that you vote FOR the proposed liquidation.

Another proxy card and return envelope are enclosed for your convenience. You may also vote by telephone or on the internet by following the directions enclosed. We urge you to give this matter your immediate attention and return your vote as soon as possible so that the Fund does not incur additional solicitation expenses. If you have any questions regarding the proxy, please contact the proxy solicitor, PFPC, Inc., at (877) 456-6399.

Please vote today. Your vote is important regardless of the number of shares you own.

Thank you for your cooperation.

Sincerely,

CIM High Yield Securities

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CIM High Yield Securities is a diversified, closed-end registered investment company listed on the American Stock Exchange.

Contact:

Cindy M. Cameron

INVESCO Institutional (N.A.), Inc.

502-589-2011